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                                                                     EXHIBIT 5.1



                      (BASS, BERRY & SIMS PLC LETTERHEAD)



                                 June 10, 2002

Pinnacle Financial Partners, Inc.
The Commerce Center
211 Commerce Street, Suite 300
Nashville, Tennessee 37201

     Re: Registration Statement on Form SB-2

Dear Ladies and Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and Exchange Commission on June 10, 2002, with respect to 230,000 shares (the "Shares") of common stock, par value $1.00 per share, of Pinnacle Financial Partners, Inc., a Tennessee corporation (the "Company"), to be sold by the Company on the terms set forth in the Registration Statement.

     In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares, when issued, delivered and paid for as set forth in the Registration Statement (after the Registration Statement is declared effective), will be validly issued, fully paid and nonassessable.

     We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.


                                       Sincerely,



                                       /s/ Bass, Berry & Sims PLC

                                       Bass, Berry & Sims PLC